Exhibit 99.1

Plains Announces Retirement of President Harry Pefanis and Assignment Updates to Board of Directors

HOUSTON – March 26, 2025 – Plains All American Pipeline, L.P. (Nasdaq: PAA) and Plains GP Holdings (Nasdaq: PAGP) announced today that Harry Pefanis will retire as President of Plains effective June 1, 2025. Willie Chiang, Chairman of the Board and CEO, will assume the role of President effective upon the retirement of Mr. Pefanis. In addition, Plains announced updates to the lead director position and certain committee assignments for its Board of Directors that will also be effective June 1, 2025.

In line with Plains’ long-term succession plan, Mr. Pefanis will retire as President after 27+ years of service to the company he co-founded. Including his time with Plains prior to its initial public offering in 1998, Mr. Pefanis has been with the organization for over four decades. Mr. Pefanis will continue to serve on the Board of Directors and as a Senior Advisor to Plains.

“Harry is a world class energy executive who played a key role in the founding of the Company almost three decades ago, and who has been instrumental to the growth of Plains into the modern energy transportation company it is today. His time at Plains has been marked by a relentless focus on customer service, developing lasting relationships, operational excellence, and financial strength, together with an unwavering commitment to integrity, accountability and teamwork,” said Willie Chiang. “Harry lives our core values every day and has been an exceptional role model for our employees and an outstanding representative for our company and our industry. I want to thank him for his many contributions and I am very pleased that we will continue to benefit from his knowledge, experience and insights through his continued service as a Director and his new role as a Senior Advisor.”

“It has been an incredible experience to be part of Plains during such a dynamic period. I have had the privilege of working with exceptionally talented teammates that have always been committed to developing lasting relationships, delivering value, driving results, and meeting the needs of our customers and stakeholders. I strongly believe that we will continue to see growth in crude oil production and that Plains is better positioned than ever to capitalize on the growing demand for our integrated asset base,” said Harry Pefanis.

As part of the Board’s ongoing succession planning process, Plains also announced the following changes to its Board of Directors effective June 1, 2025. Bobby Shackouls will be succeeded in his roles as Lead Director and Chair of the Governance Committee by John Raymond. Mr. Shackouls will succeed Mr. Raymond as Chair of the Compensation Committee. In order to ensure continuity and a smooth transition, Mr. Raymond will remain a member of the Compensation Committee and Mr. Shackouls will remain a member of the Governance Committee.

About Plains

PAA is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil and natural gas liquids (NGL). PAA owns an extensive network of pipeline gathering and transportation systems, in addition to terminalling, storage, processing, fractionation and other infrastructure assets serving key producing basins, transportation corridors and major market hubs and export outlets in the United States and Canada. On average, PAA handles approximately eight million barrels per day of crude oil and NGL.

PAGP is a publicly traded entity that owns an indirect, non-economic controlling general partner interest in PAA and an indirect limited partner interest in PAA, one of the largest energy infrastructure and logistics companies in North America.

PAA and PAGP are headquartered in Houston, Texas. More information is available at www.plains.com.

Investor Relations Contacts:

Blake Fernandez

Michael Gladstein

PlainsIR@plains.com

(866) 809-1291